Exhibit 1.1

Tango to Withdraw Employee Stock Option Plan

PORTLAND, Ore.--(BUSINESS WIRE)--Aug. 7, 2003-- (OTCBB:TNGO - News) The Board of
Directors voted to withdraw the Employee Stock Option Plan (S-8) immediately until further notice. The cancellation will be effective immediately.

"Although the registration of the Employee Stock Option was created for the purpose of retaining some key employees with the recent acquisition of Pacific
Printworks, based upon the advice of key advisors the board has elected to withdraw the employee stock option plan to enable management to prepare a more enhanced plan that will involve the 401K plan currently offered to our employees. The board felt this was the best decision for the employees and shareholders of the company. We are also very proud of our staff and are making every effort to allow our employees an equity ownership. The board is meeting our investment advisors; employee representatives and legal team to determine how to improve the equity involvement of our employees. We look forward to completing a plan for our employees to become owners, we feel this should help in increasing production and allow for better opportunities for the company. I am proud to be involved with all the people employed with Tango." said Todd
Violette, Chairman and COO.

About Tango

Tango Incorporated is a screen printing company with operations in Portland,
Seattle and New York. Tango is currently producing for many majors brands, including Nike, Nike Jordan and Chaps Ralph Lauren. Tango currently operates in a 40,000-square-foot facility that houses 6 automatic printing press, 6 manual press, 5 dryers and 2 folding machines, in addition to Tango's extremely talented full-service art department.

This news release does contain forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities
Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This news release will make statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of Tango Incorporated to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. There is no assurance that Tango Incorporated will not default on its agreements and any default could have a potential impact on the value of the company. Other risks include the small size of Tango
Incorporated as compared to many of its competitors, the need for additional capital, dependence on key personnel, Tango Incorporated's ability to win additional contracts, risk associated with the fashion industry, commodity risk, employment standards risk, the effect of new laws or regulations relating to the business of Tango Incorporated, and economic conditions.

__________________
Contact:
     Company Reporter Inc.
     Michael Long, 281-870-0225
     mike@companyreporter.com
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